EXHIBIT 99.1

Contact:	Susan Brownie Chief Financial Officer (615) 301-3163 ir@healthstream.com

Media:
Mollie Elizabeth Condra Communications, Research, & Investor Relations (615) 301-3237 mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2006 RESULTS

Highlights:

•	Revenues of $7.5 million in the first quarter of 2006, up 32% over the first quarter of 2005

•	Net income of $658,000 in the first quarter of 2006, compared to $144,000 in the first quarter of 2005

•	EBITDA of $1.3 million in the first quarter of 2006, compared to $661,000 in the first quarter of 2005

•	1,259,000 healthcare professional subscribers fully implemented on our Internet-based learning network at March 31, 2006

•	Sixth Annual Learning Summit held in April with over 700 healthcare education attendees

NASHVILLE, Tenn. (April 25, 2006)—HealthStream, Inc. (NASDAQ/NM: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2006.

Financial Results:
First Quarter 2006 Compared to First Quarter 2005
Revenues for the first quarter of 2006 increased by $1.8 million, or 32 percent, to $7.5 million, compared to $5.7 million for the first quarter of 2005. Revenue increases of $1.2 million resulted primarily from the March 28, 2005 acquisition of Data Management and Research, Inc. (DMR). Revenues from our HealthStream Learning Center™ (HLC) subscriber base increased $429,000, or 15 percent, while courseware subscription revenues were up modestly compared to the prior year quarter. Revenues from our pharmaceutical and medical device business increased modestly over the prior year quarter, primarily associated with live events, but was somewhat offset by declines in other project-based services.

The portion of revenues derived from our Internet-based subscription products, which includes revenues from the HLC, courseware subscriptions, online training services (RepDirect™), and HospitalDirect™, increased by $532,000, or 14 percent over the prior year quarter. Since DMR products are not Internet-based, the percentage of total revenues from Internet-based subscription products approximated 59 percent for the first quarter of 2006, down from 68 percent during the first quarter of 2005.

Gross margins, which we define as revenues less cost of revenues (excluding depreciation and amortization) divided by revenues, improved to 66 percent for the first quarter of 2006 from approximately 64 percent for the first quarter of 2005. This improvement is a result of the increased revenues associated with our HLC subscriber base. Cost of revenues increases were associated with DMR revenues, increased royalties paid by us, and increased direct costs associated with live events.

Net income for the first quarter of 2006 was $658,000, or $0.03 per share (basic and diluted), compared to $144,000, or $0.01 per share (basic and diluted), for the first quarter of 2005. The increase over 2005 resulted from the addition of DMR, as well as improvements in HLC revenues, but was partially offset by $149,000 of share-based compensation expense resulting from the adoption of SFAS 123R during the first quarter of 2006.

EBITDA (which we define as earnings before interest, taxes, share-based compensation, depreciation, and amortization) improved to earnings of $1.3 million for the first quarter of 2006, compared to $661,000 for the first quarter of 2005. This improvement is consistent with the factors mentioned above.

Other Financial Indicators
At March 31, 2006, the Company had cash, investments, and related interest receivable of $12.0 million, compared to $12.2 million at December 31, 2005. This decrease resulted from pass-through payments associated with live events (which will be reimbursed during the remainder of 2006), capital expenditures and feature enhancements, as well as payments of year-end bonuses to employees. Cash receipts from customers partially offset these uses of cash.

Our days sales outstanding (DSO, which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter) improved to 60 days for the first quarter of 2006 from approximately 66 days for the first quarter of 2005. This year over year improvement is the result of the full quarter impact of DMR during 2006, but was somewhat offset by longer collection cycles from PMD customers.

Hospital-based Customer Channel (HCO) Update
Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby improving patient safety and reducing organizational risks.

At March 31, 2006, approximately 1,259,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center™ for training and education. This number is up from approximately 1,084,000 at March 31, 2005, a 16 percent increase. The total number of contracted subscribers at March 31, 2006 was approximately 1,324,000, up from 1,170,000 at March 31, 2005, a 13 percent increase. “Contracted subscribers” include both those already implemented (1,259,000) and those in the process of implementation (65,000). Revenue recognition commences when a contract is fully implemented.

During the first quarter, we experienced a significant increase over the same quarter prior year in the volume of our HealthStream Learning Center customers’ accounts that were up for renewal. We measure our renewal rates by the number of full time equivalents (FTEs) renewed and by the annual contract value renewed. For the quarter ended March 31, 2006, approximately 93 percent of FTEs renewed, and the annual contract value renewal rate was approximately 100 percent.

We are continuing our discussions with HCA regarding a revised longer-term agreement. Our current agreement with HCA was automatically renewed on October 1, 2005 in accordance with its terms, for one year, following the expiration of the initial four-year term. Either party may terminate the agreement upon 45-days notice to the other party.

Learning Summit 2006: Review
In support of learning in healthcare organizations, HealthStream held its sixth Annual Learning Summit for its existing and prospective customers on April 18 – 21, 2006 in Nashville, Tennessee. Attended by a record 710 participants, representing 46 states, the Summit offered insight from thought leaders in healthcare education, provided updates on industry trends, and provided a forum for participants to exchange ideas with their peers. Sessions were held with key accounts, while HealthStream’s senior relationship managers and client executives held customer meetings throughout the event. Twenty-two industry vendors exhibited their products to the Summit participants at this unique gathering of healthcare educators—the largest of its kind in the healthcare industry.

At the Summit, the “next generation” HealthStream Learning Center (HLC) was introduced, giving our customers a preview of a robust set of enhancements that will be provided as part of the base HLC subscription. The enhancements will be rolled out in the second half of 2006. Driven by our customers’ needs, these enhancements include many new features, as well as powerful capabilities to support new, add-on products.

HealthStream announced three upcoming new products, each expected to begin being marketed and sold in the second half of 2006. HealthStream’s Virtual Class™ will provide customers with an application to provide real-time, synchronous courses for their students. Fully integrated with the HLC, Virtual Class will be powered by Microsoft Office Live Meeting.

The second new product is HealthStream’s Community Healthcare Education Center (CHEC), an application that will allow our customers to offer and manage healthcare education to their local communities. Developed in partnership with one of our customers, Sutter Health, CHEC provides a powerful tool for healthcare organizations to track, manage, and coordinate their educational initiatives to others outside of their facilities.

The third product offering announced at the Summit is HeartCode BLS and ACLS for healthcare providers. HealthStream will offer these online programs that incorporate the American Heart Association’s (AHA) new 2005 guidelines for hospital-based healthcare professionals to obtain BLS and ACLS certification—as required by their organizations. HealthStream has partnered with Laerdal Medical Corporation, who shares a 10-year collaborative relationship with the AHA, to deliver these updated, microsimulation-driven programs designed to improve the effectiveness of the learning experience.

Pharmaceutical and Medical Device Customer Channel (PMD) Update
HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.

Commercially supported by 50 pharmaceutical and medical device company customers, HealthStream offered 67 educational activities for OR nurses at the annual Association of periOperative Registered Nurses (AORN) Congress, held March 19 – 23, 2006 in Washington, D.C. For the second consecutive year, nurses who participated in these educational activities were given the option to complete the requirements for earning nursing contact hours online or offline.

Executive Personnel Announcements
As previously announced in our 2005 year-end earnings release, Arthur Newman was promoted to executive vice president, which became effective with the filing of our 2005 Form 10-K on March 30, 2006. He has served as HealthStream’s chief financial officer and senior vice president since 2000, where he has played a key role in HealthStream’s executive leadership. In his new role, Mr. Newman will assume executive leadership of all IT systems applications, customer services, and human resources.

Also previously announced in our 2005 year-end earnings release, Susan Brownie, previously senior vice president of finance and human resources, was promoted to chief financial officer and senior vice president, which also became effective with the filing of our Form 10-K. Since joining HealthStream in November 1999, Mrs. Brownie has had day-to-day responsibility for all accounting and financial operations, while also holding numerous leadership roles throughout the Company.

Financial Expectations
Revenues for the second quarter of 2006 are expected to approximate $7.8 to $8.0 million, an increase of approximately $1.0 to $1.2 million over the same quarter in the prior year. We expect our hospital-based survey and platform business will account for most of the increase over the prior year, while our pharmaceutical and medical device business is expected to be comparable with the prior year.

We anticipate slightly lower gross margins for the second quarter resulting from direct expenses associated with growth in our survey business as well as the impact of certain project-based services for the pharmaceutical and medical device business. We also expect increases of $0.4 million in marketing expenses associated with our annual Learning Summit during the second quarter. As noted in our previous guidance, we anticipate modest improvement in net income when compared to the same prior year quarter.

We continue to anticipate full year revenue growth of approximately 13 to 15 percent over 2005, with revenues for each quarter improving over the same quarter from the prior year. With the exception of the second quarter, we expect gross margins to be comparable to 2005 levels. We anticipate net income for the full year 2006 will be comparable to 2005, however, timing of survey business revenues during the second half of 2006 may result in variation when compared to 2005 quarterly results. We continue to estimate the impact of implementation of SFAS 123R will result in share-based compensation expense of $0.6 million for 2006.

Robert A. Frist, Jr., chief executive officer, commented, “Last week, HealthStream welcomed over 700 attendees to our sixth annual Learning Summit—and I can’t remember a time that I have seen more enthusiasm for the role of learning in hospitals—and the impact it is having on our customers’ workforce. At HealthStream, we share our customers’ excitement over the next-generation HLC and new products that were announced at the Summit. Their initiatives are driving innovation that, we believe, will lead the industry.”

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, executive vice president, Susan Brownie, chief financial officer, and Mollie Condra, director of communications, research, and investor relations will be held on Wednesday, April 26 at 9:00 a.m. (EST). To listen to the conference, please dial 877-407-0782 if you are calling within the domestic U.S. If you are an international caller, please dial 201-689-8016. The conference may also be accessed by going to http://www.healthstream.com/Investors/index.htm for the simultaneous Webcast of the call, which will subsequently be available for replay.

About HealthStream

HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 1,324,000 contracted healthcare professionals have selected the Internet-based HealthStream Learning Center™, HealthStream’s learning platform. The Company’s learning products and services are used by healthcare organizations to meet the full range of their training needs, including training and assessment. Once subscribed to the HealthStream Learning Center™, customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company’s nationwide network of hospital customers. (www.healthstream.com)

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
Revenues	$7,523	$5,682
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	2,575	2,036
Product development	889	636
Sales and marketing	1,629	1,190
Depreciation and amortization	644	618
Other general and administrative	1,237	1,156

Total operating expenses	6,974	5,636
Operating income	549	46
Other income, net	134	98

Income before income taxes	683	144
Provision for income taxes	25	—

Net income	$658	$144

Net income per share:
Net income per share, basic	$0.03	$0.01

Net income per share, diluted	$0.03	$0.01

Weighted average shares outstanding:
Basic	21,284	20,686

Diluted	22,139	21,467

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization or EBITDA(1):

	Three Months Ended
	March 31,
	2006	2005
Net income	$658	$144
Interest income	(143)	(105)
Interest expense	9	4
Income taxes	25	—
Share-based compensation expense	149	—
Depreciation and amortization	644	618

Income before interest, taxes, share-based compensation, depreciation and amortization	$1,342	$661

(1)	In order to better assess the Company’s financial results, management believes that income before interest, taxes, share-based compensation, depreciation and amortization (“EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net income adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company’s results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2006	2005(1)
ASSETS

Current assets:
Cash, short term investments and related interest receivable	$11,987	$12,194
Accounts and unbilled receivables, net (2)	6,065	5,397
Prepaid and other current assets	2,078	1,636

Total current assets	20,130	19,227
Property and equipment, net	1,938	2,103
Goodwill and intangible assets, net	13,455	13,582
Other assets	212	304

Total assets	$35,735	$35,216

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued and other liabilities	$3,648	$4,531
Deferred revenue	5,093	4,503
Current portion of long-term liabilities	167	166

Total current liabilities	8,908	9,200
Long-term liabilities, net of current portion	186	216

Total liabilities	9,094	9,416

Shareholders’ equity:
Common stock	93,982	93,800
Accumulated deficit	(67,341)	(68,000)

Total shareholders’ equity	26,641	25,800

Total liabilities and shareholders’ equity	$35,735	$35,216

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2005.

(2)	Includes unbilled receivables of $1,007 and $706 and other receivables of $8 and $10 at March 31, 2006 and December 31, 2005, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2006 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other matters referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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